13G

CUSIP NO. 829160100

Exhibit 99.2

Item 7 Information

The securities being reported on by the reporting persons herein as parent holding companies are owned, or may be deemed to be beneficially owned as follows:

Company	Type of Company .

CBA Equities Limited	BD (AU registered)
ASB Group Investments Limited	IA (NZ registered)
Colonial First State Asset Management (Australia) Limited	IA (AU registered)
Avanteos Investment Limited	IA (AU registered)
Colonial First State Investments Limited	IA (AU registered)
Realindex Investment Pty Limited	IA (AU registered)
Acadian Asset Management (Australia) Limited	IA (AU registered)